Exhibit 99.1

Nexeo Solutions Holdings, LLC

Management Adjusted EBITDA Reconciliation

(in thousands)

	12/31/2012 LTM	3/31/2013 LTM	6/30/2013 LTM	9/30/2013 LTM	12/31/2013 LTM Estimated	Pro Forma 12/31/2013 LTM (1) Estimated
Net Income (Loss) Attributable to Nexeo Solutions, LLC	$(6,244)	$(2,599)	$(4,905)	$7,461	$9,289	$22,160
Net Income Attributable to Noncontrolling Interest	159	53	650	1,681	3,178	3,178
Interest	47,578	50,288	55,123	57,691	58,253	59,994
Taxes	3,419	3,150	4,269	5,583	7,245	7,289
Depreciation and Amortization	39,557	38,448	38,773	39,522	41,625	47,447
EBITDA	84,469	89,340	93,910	111,938	119,590	140,068
Management add-backs (2)	33,261	30,536	29,293	29,146	26,495	31,195
Foreign exchange (gains) losses, net (3)	859	1,904	2,464	1,321	903	903
Management Fees (4)	7,260	7,249	6,628	5,491	5,048	5,048
Letter of Credit Fees not included in Interest Expense	605	557	230	—	—	—
Compensation expense related to management equity plan (non-cash)	1,598	1,418	1,368	1,381	1,422	1,422
Transitional pension and medical payments — Ashland Employees (5)	331	213	68	—	—	—
Transaction and other one-time costs (6)	17,397	17,430	17,885	16,271	10,060	3,430
Management Adjusted EBITDA	$145,780	$148,647	$151,846	$165,548	$163,518	$182,066

(1)  Effective December 1, 2013, the Company acquired 100% of the outstanding shares of Chemical Specialists and Development, Inc. (“CSD”), and substantially all of the assets of STX Freight Company (“STX”) and ST Laboratories Group, LLC (“ST Laboratories”), two related businesses of CSD (collectively, the “CSD Acquisition”). Pro forma Management Adjusted EBITDA for the twelve months ended December 31, 2013 reflects the full contribution of the CSD Acquisition. Pro forma results are not necessarily indicative of either future results of operations or results that might have been achieved had the acquisition completed at the beginning of the period.

(2)  Management adjustments associated with integration, transition, restructuring and transformational activities.

(3)  Includes net realized and unrealized foreign exchange gains and losses.

(4)  Management, monitoring, consulting and leverage fees, per the agreement with TPG Capital, L.P. (“TPG”).

(5)  Transitional pension and medical payments owed to certain Ashland employees pursuant to the Agreement of Purchase and Sale, dated November 5, 2010 by and between Ashland Inc. (“Ashland”) and Nexeo Solutions, LLC (formerly TPG Accolade, LLC), as amended.

(6)  Professional and transaction costs related to the acquisition of Ashland’s global distribution business, Nexeo Plaschem, the CSD Acquisition and other potential acquisitions and other one-time costs.

Non-GAAP Financial Measure and Related Information

The above table contains non-GAAP financial measures as such term is defined in Regulation G under the rules of the Securities and Exchange Commission. While we believe these non-GAAP financial measures are useful in evaluating the Company, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similarly titled measures presented by other companies. In addition, Management Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Moreover, Management Adjusted EBITDA as presented for financial reporting purposes herein, although similar, is not the same as similar terms in the applicable covenants in our ABL Facility, Term loan Facility or our senior subordinated notes.